Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of SmartMetric, Inc. for the year ended June 30, 2022 of our reports dated November 8, 2022 included in its Registration Statement on Form 1-A dated March 5, 2023 relating to the financial statements for the year ended June 30, 2022 listed in the accompanying index.

/s/ Victor Mokuolu, CPA PLLC
Houston, Texas
May 5, 2023